Registration No. 811-08928

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2014

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-lA

REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940	☐

Amendment No. 25	☒
(Check appropriate box or boxes)

HSBC PORTFOLIOS
(Exact name of registrant as specified in charter)
3435 Stelzer Road
Columbus, Ohio 43219-3035
(Address of principal executive offices)
Registrant’s Telephone Number, including area code: (617) 470-8000

Richard A. Fabietti, President
452 Fifth Avenue
New York, New York 10018
(Name and address of agent for service)
Please send copies of all communications to:

David Harris
Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006-2401

EXPLANATORY NOTE

This Amendment No. 25 to the Registration Statement of HSBC Portfolios (the “Portfolio Trust”) on Form N-1A (File No. 811-08928) (the “Registration Statement”) is being filed under the Investment Company Act of 1940, as amended (the “1940 Act”) to amend and supplement Amendment No. 24 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on February 28, 2014 (Accession No. 0001206774-14-000667) (“Amendment 24”), as pertaining to Part A and Part B of the Portfolio Trust. The Part A and B of the Registration Statement, as filed in Amendment 24, are incorporated by reference herein.

Beneficial interests in the Portfolio Trust are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”). Investments in the Portfolios may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Amendment is not an offer to sell, or a solicitation of any offer to buy, any security to the public within the meaning of the 1933 Act.

Each Portfolio’s current audited financial statements, dated October 31, 2013, are incorporated herein by reference from the Annual Report of the Portfolio Trust dated October 31, 2013, as filed with the Commission.

HSBC PORTFOLIOS

HSBC SHORT DURATION FIXED INCOME PORTFOLIO
HSBC GROWTH PORTFOLIO
HSBC OPPORTUNITY PORTFOLIO

Amendment dated June 26, 2014
to the Trust’s Part B, dated
February 28, 2014

The Boards of Trustees of the Portfolio Trust (collectively, the “Board”) recently elected Thomas F. Robards, a trustee of the Board since 2005, as Chairman of the Board. Mr. Michael Seely, a trustee of the Board since 1987, resigned as Chairman of the Board, but will remain a trustee. Marcia L. Beck was elected to replace Mr. Robards as Chairman of the Audit Committee. The Board also designated Ms. Beck as an audit committee financial expert.

Ty Edwards, a Senior Vice President at Citi Fund Services, the sub-administrator to the Portfolio Trust, announced his resignation as Treasurer of the Portfolio Trust. Scott Rhodes, also a Senior Vice President at Citi Fund Services, replaced Mr. Edwards as Treasurer of the Portfolio Trust.

The “Management of the Trust” section of the Portfolio Trust’s Part B is revised accordingly.

Effectively immediately, the Proxy Voting Policy of HSBC Global Asset Management (USA), Inc. has been updated. Appendix C is deleted and replaced with the following:

Section 1: Proxy Voting Policy

HSBC Global Asset Management (USA) Inc. (“AMUS”) has adopted and implemented policies and procedures that are reasonably designed to ensure that proxies are voted in the best interest of clients, in accordance with AMUS’s fiduciary duties and Section 206(4)-6 under the Investment Adviser’s Act of 1940, as amended (the “Advisers Act”). AMUS’ authority to vote the proxies of clients is established in the investment advisory contracts or comparable documents. In addition to SEC requirements governing advisers, long-standing fiduciary standards and responsibilities for ERISA account set out in Department of Labor Interpretative Bulletin 2008-2, 29 CFR 2509.08-2 (October 17, 2008) also set out guidelines.

It is recognized that AMUS currently as of June 2014, manages fixed income portfolios; as such, fixed income securities are affected to a much lesser extent with regard to proxies than equity securities because fixed income securities generally have limited or no voting rights.

This policy is designed and implemented in a manner reasonably expected to ensure that voting and consent rights are exercised in the best interest of HSBC Global Asset Management (USA) Inc.’s (AMUS’s) clients including our proprietary mutual fund complex and in compliance with Rule 206(4)-6 of the Advisers Act, other applicable SEC rules and AMUS’s fiduciary responsibilities. AMUS retains ISS Proxy Voting Services to act as an independent voting agent on behalf of the AMUS clients, where applicable. ISS Proxy Voting Services provides objective proxy analysis and voting recommendations, and manages the operational end of the process, to ensure compliance with applicable laws and regulations.

AMUS has adopted ISS Proxy Voting Services’ Guidelines.

Circumstances may arise, where subject to contractual obligations established by a client, AMUS, through ISS Proxy Voting Services may take a limited role in voting proxies:

• AMUS reserves the right to abstain from voting a client proxy if it concludes that the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant.

• AMUS may abstain from voting if the economic effect on shareholders’ interests or the value of the portfolio holding is indeterminable or insignificant;

• AMUS may abstain from voting shares of securities with unjustifiable costs (e.g. certain non-US securities)

Section 2: Standards

ISS Proxy Voting Services votes proxies based on their guidelines, however, certain accounts may warrant specialized treatment in voting proxies. Contractual stipulations and individual client direction will dictate how voting will be done in these cases.

Mutual Funds

Proxies will be voted in accordance with the requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940. Proxies of portfolio companies voted will be subject to any applicable investment restrictions of the fund and voted in accordance with any resolutions or other instructions approved by authorized persons of the fund.

ERISA Accounts

Responsibilities for voting ERISA accounts include: the duty of loyalty, prudence, compliance with the plan, as well as a duty to avoid prohibited transactions.

AMUS will provide clients with a copy of the policies and procedures upon request, In addition, clients may request at any time a copy of the firm’s voting records for their respective account(s) by making a formal request to AMUS. AMUS will make the information available within a reasonable time and in a manner appropriate to the nature of the advisory business.

ISS Proxy Voting Policies can be found: http://vds.issproxy.com/SearchPage.php?CustomerID=106

Section 3: Procedures

If a client wishes to direct how proxies are voted in their account, AMUS can work with ISS Proxy Voting Services to create a custom proxy policy to be implemented by ISS. However, AMUS reserves the right to maintain its standard position on all other client accounts. Clients can request their proxy voting record by contacting their Client Investment Service Manager at (212) 525-5000. Alternatively, clients may submit written requests to HSBC Global Asset Management (USA) Inc., 452 Fifth Avenue – 7th Floor, New York, NY 10018, ATTN: Chief Compliance Officer.

Registered owners of record (e.g. the trustee or custodian bank) that receive proxy materials from the issuer or its information agent, or an ERISA plan, are instructed to forward it to ISS Proxy Voting Services, the voting delegate. Each proxy is then reviewed by ISS Proxy Voting Services and they will vote the proxy in accordance with the Proxy Voting Guidelines by returning the voted proxy to the issuer or its information agent.

AMUS attempts to minimize the risk of conflicts by adopting the policies of an independent third party. ISS Proxy Voting Services takes precautions to ensure its research is objective at all times and under all circumstances.

ISS Proxy Voting Services maintains records of proxies voted pursuant to Section 204-2 of the Investment Advisers Act. Such records include: (1) a copy of its policies and procedures; (2) proxy statements received regarding client securities; (3) a record of each vote cast; (4) a copy of any document created by the adviser that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision; and (5) each written request for proxy voting records.

Proxy voting books and records will be maintained by ISS Proxy Voting Services in an easily accessible place for a minimum period of seven years from the end of the fiscal year in which entry was last made.

Section 4: Books and Records

All books and records are subject to the Investment Advisors Act of 1940: Rule 204-2 and Investment Company Act: Rules 31a-1 and 31a-2 books and records. See the Books and Records Section of the Compliance Manual for detailed requirements.

Section 5: Applicable Regulations

Section 206(4)-6 under the Investment Adviser’s Act of 1940, as amended (the “Advisers Act”).

Department of Labor Interpretative Bulletin 2008-2, 29 CFR 2509.08-2 (October 17, 2008) also set out Guidelines

Department of Labor Advisory Opinion 2007-07A (Dec. 21, 2007)

Investment Company Act
Disclosure of Proxy Voting Policies and Proxy Voting Records by Registered Management Investment Companies, SEC Release No. IC-25922 (Jan. 31, 2003)(Investment Company Proxy Voting Release)

INVESTORS SHOULD RETAIN THIS AMENDMENT

PART C

Item 28. Exhibits

(a) (1) Declaration of Trust of the HSBC Portfolios. (1)

(a)(2) Amendment to Declaration of Trust and Establishment and Designation of Additional Shares regarding establishment of HSBC Investor Short Duration Fixed Income Portfolio. (9)

(a)(3) Amendment to Declaration of Trust. (13)

(b) By-Laws of the Registrant.(1)

(c) Not applicable.

(d)(1) Amended and Restated Master Investment Advisory Contract between HSBC Portfolios and HSBC Global Asset Management (USA) Inc. (9)

(d)(2) Investment Advisory Contract Supplement regarding HSBC Opportunity Portfolio. (5)

(d)(3) Investment Advisory Contract Supplement regarding HSBC Short Duration Fixed Income Portfolio. (7)

(d)(4) Investment Advisory Contract Supplement dated June 16, 2003 regarding HSBC Growth Portfolio. (16)

(d)(5) Subadvisory Agreement between Westfield Capital Management Company L.P., and HSBC Global Asset Management (USA) Inc. regarding HSBC Opportunity Portfolio . (12)

(d)(6) Subadvisory Agreement between Winslow Capital Management, Inc. and HSBC Global Asset Management (USA) Inc. regarding HSBC Growth Portfolio. (12)

(e) Not applicable.

(f) Not applicable.

(g)(1)(i) Custodian Agreement between HSBC Portfolios and The Northern Trust Company on behalf of the HSBC Portfolios. (10)

(g)(1)(ii) Amended Schedule B-1 dated February 28, 2012 to Custodian Agreement between HSBC Portfolios and The Northern Trust Company on behalf of the HSBC Portfolios. (12)

(h)(1)(i) Second Amended and Restated Master Services Agreement dated January 1, 2009 among Citi Fund Services Ohio, Inc, HSBC Funds, HSBC Portfolios and HSBC Advisor Funds Trust and HSBC Global Asset Management (USA) Inc. (8)

(h)(1)(ii) Amendment to the Second Amended and Restated Master Services Agreement dated January 1, 2009. (8)

(h)(1)(iii) Amendment to the Second Amended and Restated Master Services Agreement dated September 14, 2009. (9)

(h)(1)(iv) Amendment to the Second Amended and Restated Master Services Agreement dated December 1, 2010. (10)

(h)(2)(i) Second Amended and Restated Master Services Agreement dated January 1, 2009 among Citi Fund Services Ohio, Inc, HSBC Funds, HSBC Portfolios and HSBC Advisor Funds Trust and HSBC Global Asset Management (USA) Inc. (4)

(h)(2)(ii) Amendment to the Second Amended and Restated Master Services Agreement dated January 1, 2009. (7)

(h)(3) Amended and Restated Sub-Administration Services Agreement dated January 1, 2009 among Citi Fund Services Ohio, Inc., HSBC Funds, HSBC Portfolios and HSBC Advisor Funds Trust and HSBC Global Asset Management (USA) Inc. (8)

(h)(4)(i) Amended and Restated Omnibus Fee Agreement dated January 1, 2009 among Citi Fund Services Ohio, Inc., Citi Fund Services (Cayman)Limited and HSBC Portfolios. (9)

(h)(4)(ii) Amendment to the Amended and Restated Omnibus Fee Agreement dated September 14, 2009 (9)

(h)(4)(iii) Amendment to the Amended and Restated Omnibus Fee Agreement dated December 1, 2010. (10)

(h)(4)(iv) Amendment to the Amended and Restated Omnibus Fee Agreement dated January 1, 2011. (10)

(h)(4)(v) Amended and Restated Compliance Services Agreement dated January 1, 2009 between Citi Fund Services Ohio, Inc. and HSBC Funds, HSBC Advisor Funds Trust, and HSBC Portfolios. (8)

(i) Not Applicable.

(j)(1)(i) Power of Attorney, dated April 4, 2013 (14)

(j)(1)(ii) Power of Attorney, dated February 25, 2014 (14)

(j)(2) Consent of KPMG LLP. (14)

(k) Not applicable.

(l)(1) Initial investor representation letter regarding International Equity Portfolio. (2)

(l)(2) Initial investor representation letter regarding Fixed Income Portfolio. (2)

(m) Not Applicable.

(n) Not Applicable.

(o) Reserved.

(p)(1) Amended Code of Ethics for HSBC Global Asset Management (USA) Inc. (4)

(p)(2) Amended Code of Ethics for Westfield Capital Management Company, L.P. (12)

(p)(3) Amended Code of Ethics for Citi Fund Services Ohio, Inc. (13)

(p)(4) Amended Code of Ethics for Winslow Capital Management, Inc. (12)

(p)(5) Code of Ethics for HSBC Funds, HSBC Portfolios, and HSBC Advisor Funds Trust. (8)

____________________

(1) Incorporated herein by reference from amendment No. 1 to the Registrant’s registration statement (the “Registration Statement”) on Form N-1A (File No. 811-8928) as filed with the Securities and Exchange Commission (the “SEC”) on February 26, 1996.

(2) Incorporated herein by reference from the Registration Statement as filed with the SEC on December 21, 1994.

(3) Incorporated herein by reference from post-effective amendment no. 94 to the Registration Statement as filed with the SE(C on December 14, 2005 for the HSBC Funds.

(4) Incorporated herein by reference from post-effective amendment no. 95 to the Registration Statement as filed with the SEC on February 28, 2006 for the HSBC Funds.

(5) Incorporated herein by reference from amendment No. 13 to the Registration Statement as filed with the SEC on February 28, 2006.

(6) Incorporated herein by reference from post-effective amendment No. 104 to the Registration Statement as filed with the SEC on February 28, 2007 for the HSBC Funds.

(7) Incorporated herein by reference from post-effective amendment No. 15 to the Registration Statement as filed with the SEC on February 28, 2008.

(8) Incorporated herein by reference from post-effective amendment No. 16 to the Registration Statement as filed with the SEC on February 27, 2009.

(9) Incorporated herein by reference from post-effective amendment No. 115 to the Registration Statement as filed with the SEC on October 2, 2009 for the HSBC Funds.

(10) Incorporated herein by reference from post-effective amendment No. 126 to the Registration Statement as filed with the SEC on February 14, 2011 for the HSBC Funds.

(11) Incorporated herein by reference from post-effective amendment No. 19 to the Registration Statement as filed with the SEC on February 28, 2011.

(12) Incorporated herein by reference from post-effective amendment No. 20 to the Registration Statement as filed with the SEC on February 28, 2012.

(13) Incorporated herein by reference from post-effective amendment No. 22 to the Registration Statement as filed with the SEC on February 28, 2013.

(14) Incorporated herein by reference from post-effective amendment No. 24 to the Registration Statement as filed with the SEC on February 28, 2014.

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

Not applicable.

ITEM 30. INDEMNIFICATION

Reference is hereby made to Article IV of the Registrant’s Declaration of Trust. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees or officers of the Registrant by the Registrant pursuant to the Declaration of Trust of otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Investment Company Act of 1940, as amended (the “1940 Act”) and, therefore, is unenforceable.

A claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees or officers of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees or officers in connection with the shares being registered, the Registrant will, unless in the opinion of its Counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1940 Act and will be governed by the final adjudication of such issues.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS

HSBC Global Asset Management (USA) Inc. 452 Fifth Avenue, New York, New York 10018, serves as investment adviser (“Adviser”) and is a wholly-owned subsidiary of HSBC Bank USA, Inc., a New York State chartered bank, which is a wholly-owned subsidiary of HSBC USA, Inc., a registered bank holding company. Information as to the directors and officers of the Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-25999) filed under the Investment Advisers Act of 1940, as amended and is incorporated by reference thereto.

Information as to the directors and officers of Westfield Capital Management Company L.P. (“Westfield”) together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of Westfield in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-69413) filed under the Investment Advisers Act of 1940, as amended and is incorporated by reference thereto.

Information as to the directors and officers of Winslow Capital Management, LLC (“Winslow”), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of Winslow in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-41316) filed under the Investment Advisers Act of 1940, as amended and is incorporated by reference thereto.

ITEM 32. PRINCIPAL UNDERWRITER

Not applicable.

ITEM 33. LOCATION OF ACCOUNTS AND RECORDS

The account books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of: HSBC Global Asset Management (USA) Inc., 452 Fifth Avenue, New York, New York 10018; Citi Fund Services Ohio, Inc. 3435 Stelzer Road, Columbus, Ohio 43219-3035; Westfield Capital Management Company L.P., One Financial Center, Boston, MA 02111; and Winslow Capital Management, Inc., 4720 IDS Tower, 80 S. Eighth Street, Minneapolis, MN 55402.

ITEM 34. MANAGEMENT SERVICES

Not applicable.

ITEM 35. UNDERTAKINGS

The Registrant undertakes to comply with Section 16(c) of the 1940 Act as though such provisions of the 1940 Act were applicable to the Registrant except that the request referred to in the third full paragraph thereof may only be made by shareholders who hold in the aggregate at least 10% of the outstanding shares of the Registrant, regardless of the net asset value or values of shares held by such requesting shareholders.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the HSBC Portfolios has duly caused this amendment to its registration statement on Form N-lA to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, and the State of New York, on the 26th day of June, 2014.

HSBC PORTFOLIOS

/s/ Richard A. Fabietti	/s/ Scott Rhodes
Richard A. Fabietti	Scott Rhodes
President	Treasurer

Alan S. Parsow*	Michael Seely*
Trustee	Trustee

Thomas F. Robards*	Susan S. Huang*
Trustee	Trustee

Marcia L. Beck*	Deborah Hazell*
Trustee

Susan C. Gause*
Trustee

*/s/ Jennifer A. English
Jennifer A. English

*Jennifer A. Harris, as attorney-in-fact pursuant to a power of attorney filed with post-effective amendment No. 24 to the Registration Statement dated February 28, 2014.

Exhibit List

None